UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Clean Harbors

(Name of Registrant as Specified In Its Charter)

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April 15, 2003

Corporate Headquarters

1501 Washington Street

Braintree, Massachusetts 02185

Tel. 781-849-1800

To Our Fellow Stockholders:

On behalf of the Board of Directors, it is my pleasure to invite you to attend the 2003 Annual Meeting of Stockholders, to be held on Thursday, May 15, 2003 in Boston, Massachusetts.

Information about the Annual Meeting is presented on the following pages. In addition to the formal items of business, the meeting will include a report by members of management on Company operations. You will have an opportunity to ask questions of our management team if you attend the meeting in person.

Your vote is important. You can be sure your shares are represented at the meeting by completing, signing, and returning your proxy form in the enclosed envelope, even if you plan to attend the meeting. Sending in your proxy will not prevent you from voting in person at the meeting should you wish to do so.

Thank you for your continued support of Clean Harbors. We look forward to seeing those stockholders who are able to attend the Annual Meeting on May 15.

Sincerely,

Alan S. McKim

Chairman of the Board

CLEAN HARBORS, INC.

1501 Washington Street

Braintree, Massachusetts 02185

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Clean Harbors, Inc. (the “Company”), will be held at 9:00 a.m., local time, on Thursday, May 15, 2003 at Le Meridien Hotel, 250 Franklin Street, Boston, Massachusetts, for the following purposes:

1.	To elect two (2) Class II members of the Board of Directors of the Company to serve until the 2006 Annual Meeting of Stockholders and until their respective successors are duly elected;

2.	To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

Stockholders of record at the close of business on April 7, 2003 will be entitled to notice and to vote at the meeting.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting in person, please date, sign and mail your proxy in the enclosed envelope to ensure that your shares will be represented at the meeting.

By order of the Board of Directors

C. Michael Malm, Clerk

April 15, 2003

Boston, Massachusetts

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

CLEAN HARBORS, INC.

1501 Washington Street

Braintree, MA 02185

PROXY STATEMENT

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation of proxies by the Board of Directors of Clean Harbors, Inc., a Massachusetts corporation (the “Company”), for use at the Annual Meeting of Stockholders of the Company to be held at Le Meridien Hotel, 250 Franklin Street in Boston, Massachusetts, on May 15, 2003, commencing at 9:00 a.m., local time, and any adjournment thereof.

PROXY SOLICITATION

Proxies in the accompanying form properly executed and received prior to the meeting and not revoked, will be voted as specified or, if no instructions are given, will be voted in favor of the proposal described herein. Proxies may be revoked at any time prior to the meeting by written notice given to the Clerk of the Company. The cost of this solicitation shall be borne by the Company. Solicitations of proxies by telephone or in person may be made by the Company’s directors, officers or other employees, but any such solicitation will be carried on during working hours and for no additional cost, other than the time expended and telephone charges in making such solicitation. This Proxy Statement and the accompanying proxy form are scheduled to be mailed to stockholders beginning on April 17, 2003.

INFORMATION AS TO VOTING SECURITIES

The holders of the Company’s Common Stock, $.01 par value (“Common Stock”), and Series B Convertible Preferred Stock, $.01 par value (“Series B Preferred Stock”), vote as a single class with respect to the election of directors and most other matters. Each issued and outstanding share of the Company’s Common Stock and Series B Preferred Stock is entitled to one vote. Only stockholders of record at the close of business on April 7, 2003 will be entitled to vote at the meeting. On April 7, 2003, there were 13,403,650 shares of Common Stock and 112,000 shares of Series B Preferred Stock outstanding and entitled to vote. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

The sole matter proposed to be considered at the Annual Meeting is the election of two Class II directors. The election of the Class II directors will require the affirmative vote of the holders of a plurality of the total shares of Common Stock and Series B Preferred Stock represented at the meeting. Votes withheld from any nominee for election as a director, abstentions, and broker “non-votes” are counted as present or represented for purposes of determining the presence of a quorum for the meeting. Therefore, votes withheld from any nominee for director will have the effect of “against” votes. Broker “non-votes” occur when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Usually, this would occur when brokers holding stock in “street name” have not received any instructions from clients, in which case the brokers (as holders of record) are permitted to vote on “routine” proposals but not on non-routine matters. The election of directors is considered a routine matter.

In addition to the shares of Common Stock and Series B Preferred Stock outstanding on April 7, 2003, there were then outstanding 25,000 shares of Series C Convertible Preferred Stock, $.01 par value (“Series C Preferred Stock”). However, under the rules of The Nasdaq Stock Market (“NASDAQ”), the Series C Preferred Stock will not be voting at the Annual Meeting on the election of the two Class II directors, which is the sole matter proposed to be considered at the meeting.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Position
Alan S. McKim	48	Chairman of the Board of Directors, President and Chief Executive Officer
John P. DeVillars	54	Director
John F. Kaslow	70	Director
Daniel J. McCarthy	71	Director
John T. Preston	53	Director
Thomas J. Shields	56	Director
Lorne R. Waxlax	69	Director
Guy R. Adam	52	Vice President, Canadian Operations**
Eugene A. Cookson, Jr	45	President, Site Services*
Jerry E. Correll	53	Senior Vice President, Sales and Marketing *
George L. Curtis	44	Vice President, Transportation & Disposal Services *
William J. Geary	55	Executive Vice President and General Counsel *
Eric W. Gerstenberg	34	Senior Vice President, US Disposal Operations *
Roger A. Koenecke	54	Senior Vice President and Chief Financial Officer
Stephen H. Moynihan	47	Senior Vice President Planning & Development
William F. O’Connor	53	Senior Vice President of Risk Management
David M. Parry	37	Senior Vice President, Technical Services *
Carl D. Paschetag, Jr.	43	Vice President, Treasurer and Controller
Michael A. Quinn	40	Senior Vice President, Human Resources*
Michael J. Twohig	40	Senior Vice President, Administration & E-Business*
Brian P. Weber	35	Senior Vice President, Central Services*

*	Officer of Clean Harbors Environmental Services, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.
**	Officer of Clean Harbors Canada, Inc., a wholly-owned subsidiary of the parent holding company, Clean Harbors, Inc.

Alan S. McKim founded the Company in 1980 and is Chairman of the Board of Directors, President, and Chief Executive Officer of the Company. He serves as a director of most of the Company’s subsidiaries. Mr. McKim holds an MBA from Northeastern University. He has been a director of the Company since its formation. His current term as a Class I director expires in 2005.

John P. DeVillars is currently Managing Partner of BlueWave Strategies, LLC and BlueWave Capital, LLC, strategic advisory and merchant banking enterprises providing consulting and financial advisory services to environmental and renewable energy companies. From 2000 to 2003 Mr. DeVillars served as Executive Vice President of Brownfields Recovery Corporation, a privately owned company engaged in remediating, financing, and redeveloping environmentally impacted properties. From 1994 through 2000 Mr. DeVillars served as the New England Administrator for the U.S. Environmental Protection Agency. From 1991 to 1994, he was a Director of Environmental Advisory Services with Coopers & Lybrand, and from 1988 to 1991, he served as Secretary of Environmental Affairs for the Commonwealth of Massachusetts and Chairman of the Board of the Massachusetts Water Resources Authority. Mr. DeVillars holds a Masters in Public Administration from Harvard University and a Bachelor of Arts from the University of Pennsylvania and is a Visiting Lecturer in Environmental Policy at the Massachusetts Institute of Technology. He has served as a Director of the Company since 2001. His current term as a Class III director expires in 2004.

John F. Kaslow is the retired Executive Vice President and Chief Operating Officer of New England Electric System (NEES). He also served as President of the NEES subsidiary, New England Power Company, and was a director of both companies. Following his retirement from NEES in 1990, he served as an Executive Advisor to the Electric Power Research Institute until 1998, and as an electric industry consultant. Mr. Kaslow is a director of the Doble Engineering Company and is a former director of the New England Council and Merrimack College. Mr. Kaslow holds a B.S. degree from the University of Massachusetts, Lowell, and is a graduate of the Advanced Management Program of the Harvard Business School. He has served as a director of the Company since 1991. His current term as a Class I director expires in 2005.

Daniel J. McCarthy has been a Professor of Strategic Management at Northeastern University since 1972, prior to which he was President of Computer Environments Corporation, a computer services company. In the past, he served on five boards, most recently at Tufts Associated Health Maintenance Organization, as a member of its Audit Committee and as Chairman of its Investment Committee. Mr. McCarthy also served as director and member of the Audit and Compensation Committees of MANAGEDCOMP, Inc. Mr. McCarthy holds an AB and MBA degree from Dartmouth College and a DBA degree from Harvard Business School. He has served as a director of the Company since 1987. His current term as a Class III director expires in 2004.

John T. Preston is President and Chief Executive Officer of Atomic Ordered Materials and serves on the boards of several private companies. From 1992 through 1995, he served as Director of Technology Development at the Massachusetts Institute of Technology. From 1986 to 1992 he was Director of the M.I.T. Technology Licensing Office. He holds an MBA from Northwestern University and a BS in Physics from the University of Wisconsin. Prior to joining the Board of the Company, Mr. Preston served on the board of Clean Harbors Technology Corporation. He has served as a director of the Company since 1995. His current term as a Class II director expires this year, and he is standing for reelection for a three-year term.

Thomas J. Shields is Managing Director of Shields & Company, Inc., an investment-banking firm that he co-founded in 1991. He is currently a director of B.J.’s Wholesale Club, Inc. Mr. Shields is a graduate of Harvard College and Harvard Business School. He has served as a director of the Company since 1999. His current term as a Class I director expires in 2005.

Lorne R. Waxlax served as Executive Vice President of The Gillette Company from 1985 to 1993, with worldwide responsibility for Braun AG, Oral-B Laboratories and Jafra Cosmetics International. He is currently a director of B.J.’s Wholesale Club, Inc., and HON Industries Inc. Mr. Waxlax holds a BBA degree from the University of Minnesota and an MBA degree from Northwestern University. He has served as a director of the Company since 1994. His current term as a Class II director expires this year, and he is standing for reelection for a three-year term.

Guy R. Adam is Vice President of Canadian Operations. Mr. Adam joined the Company in 2002. From 1980 to 2002, Mr. Adam held a variety of waste management operation positions with Safety-Kleen Corp. and predecessor companies including Facility Manager, Regional Director and Vice President for Eastern Canada. From 1974 to 1980, Mr. Adam held various process engineering and management positions for the ICI group of companies in Canada. Mr. Adam holds a Chemical Engineering Degree and a Management Diploma from the University of Montréal.

Eugene A. Cookson, Jr. is President of the Site Services business unit. Mr. Cookson rejoined the Company in 1998 as Senior Vice President, Field Services & Operations. From 1996 to 1998, Mr. Cookson was the Vice President of Operations of The Flatley Group, a privately owned real estate management company, and he was in charge of major accounts at the Gartner Group. From 1991 to 1996, Mr. Cookson held a variety of management positions with the Company including Director of Sales, Director of the CleanPack Product Line and Field Services General Manager. Mr. Cookson holds a Masters Degree in Civil Environmental Engineering from Northeastern University.

Jerry E. Correll is Senior Vice President of Sales and Marketing. Mr. Correll joined the Company with the acquisition of Safety-Kleen’s Chemical Services Division in 2002. Prior to that Mr. Correll served as Senior Vice President of Sales and as Vice President of Corporate Accounts at Safety-Kleen Corp. from 1999 to 2002 and was Regional Vice President of Laidlaw Environmental Services from 1995 to 1999. Mr. Correll holds a Bachelor of Sciences Degree from the University of Tennessee and a Doctor of Jurisprudence Degree from the Nashville School of Law.

George L. Curtis is Vice President, Transportation and Disposal Services. Mr. Curtis joined the Company in 1980, and he has served in a variety of management positions the most recent of which were Vice President of Marketing and Vice President of Business Development. Mr. Curtis holds an MBA from Northeastern University and a Bachelor of Arts in Biology from Columbia University.

William J. Geary is Executive Vice President and General Counsel of the Company. He joined the Company in 1989 and he has served as Vice President of Government Relations and as Special Counsel for the Company. Prior to joining the Company, Mr. Geary served in various senior positions in Massachusetts state government. Mr. Geary holds a Bachelor’s Degree from the University of Massachusetts at Boston, a Masters Degree in Government and Management from Northeastern University, and a J.D. from Suffolk University Law School. He was awarded a Loeb Fellowship in Advanced Environmental Studies at Harvard University. Mr. Geary is admitted to the Bar in Massachusetts and the District of Columbia as well as the Bar of the United States Supreme Court.

Eric W. Gerstenberg is Senior Vice President, US Disposal Operations. Mr. Gerstenberg rejoined the Company in June 1999 as Vice President of Disposal Services of Clean Harbors Environmental Services, Inc. From 1997 to 1999, Mr. Gerstenberg was the Vice President of Operations for Pollution Control Industries, a privately owned environmental services company. From 1989 to 1997, Mr. Gerstenberg held a variety of positions with the Company including General Manager of the Natick, Baltimore and Chicago facilities. Mr. Gerstenberg holds a Bachelor of Science degree in Engineering from Syracuse University.

Roger A. Koenecke joined the Company as Senior Vice President and Chief Financial Officer in 1998. From 1982 through 1997, Mr. Koenecke held a variety of management positions, including Senior Vice President and Chief Financial Officer, with Millbrook Distribution Services, Inc. and its predecessor corporations, which are engaged in the distribution of health and beauty care, general merchandise, and specialty food products. Prior to that, he was an Audit Manager with Price Waterhouse & Co., an international accounting firm. Mr. Koenecke holds a BS in Chemistry and MBA from the University of Wisconsin.

Stephen H. Moynihan has served as an officer of either the Company and one or more of its subsidiaries since 1987. In 1996, he was appointed Senior Vice President Planning and Development, prior to which he served as Vice President and Treasurer. Mr. Moynihan served as Vice President of Strategic Planning of Clean Harbors Environmental Services from 1990 until 1995. Prior to joining Clean Harbors, Mr. Moynihan was Audit Manager for Gerald T. Reilly and Company, a public accounting firm. Mr. Moynihan holds a BS degree in Accounting from Bentley College.

William F. O’Connor has served as Senior Vice President of Risk Management, after rejoining the Company in December 2002. Previously, Mr. O’Connor was Vice President of William Gallagher and Associates, an insurance broker that he joined in April of 2000. From 1989 to 2000 Mr. O’Connor held a variety of roles at the Company, the last being as Vice President of Human Resources and Risk Management.

David M. Parry is Senior Vice President, Technical Services. Mr. Parry joined the Company in 1988 and he has served in a variety of management positions including Senior Vice President of Eastern Operations. He has also previously held the positions of Regional Vice President, Northeast Region, District Sales Manager, Regional Manager of CleanPack® and T&D Services, Plant Manager and CleanPack Chemist. Mr. Parry holds a Bachelor of Science degree from the Massachusetts Maritime Academy.

Carl D. Paschetag, Jr. joined the Company as Vice President, Treasurer and Controller in 1997. He also serves as Vice President and Treasurer of most of the Company’s subsidiaries. From 1994 through 1997, Mr. Paschetag was the Controller of Cambridge Energy Research Associates, a privately owned international management consulting company. From 1987 through 1994, Mr. Paschetag held a variety of management positions with Draka Holdings B.V., a publicly held company traded on the Amsterdam Exchange. Prior to that, Mr. Paschetag worked for KPMG Peat Marwick, an international accounting firm. He holds a BBA in Accounting from The University of Texas.

Michael A. Quinn is Senior Vice President, Human Resources, joining the Company in July 2002. Previously, Mr. Quinn was Vice President, Organizational Effectiveness with Modus Media International, a privately held global supply chain management firm he joined in 1999. From 1996 through 1999, Mr. Quinn was Vice President, Human Resources for a $750 million division of Invensys plc, and their predecessor, BTR plc, both global engineered products and services companies. Mr. Quinn also served in multiple operations and human resources positions in the paper recycling and educational products industries, and as an officer and aviator in the United States Army. His education includes a bachelor degree from the University System of New Hampshire, a MS in Applied Management from Lesley College, and a M.Ed. in Human Resource Education from Boston University.

Michael J. Twohig is Senior Vice President of Administration & E-Business. Mr. Twohig joined the company in 1999 and has served in a variety of management positions the most recent of which was the Vice President of Strategic Initiatives. From 1996 to 1999 he served a Vice President of Business Operations for Internet Commerce Expo, an International Data Group company. Prior to that he was the Controller for Tocco Corporation, a Building Systems company. Mr. Twohig holds an MBA from Rivier College and a Bachelor of Science degree in Accounting from Boston College.

Brian P. Weber is Senior Vice President, Central Services. Mr. Weber joined the Company in 1990. He has served in a variety of management positions with the Company including, prior to his current position, Vice President of CleanPack Services, and Vice President, Technical Services. Mr. Weber holds a BS degree in Business Management from Westfield State College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below describes the “beneficial ownership” of the Company’s Common Stock as of April 7, 2003, by (i) each of the Company’s directors and the five executive officers who were the most highly compensated during the most recently completed fiscal year, and (ii) all of the Company’s current directors and executive officers as a group. SEC Rule 13d-3 under the Securities Exchange Act of 1934 defines “beneficial ownership” to mean the right to vote or exercise investment power, or to share in the right to vote or exercise investment power, with respect to the specified securities, whether or not the specified person has any economic interest in the specified securities. No director or executive officer beneficially owns any Series B Preferred Stock. Except as otherwise indicated below, the named owner has sole voting and investment power with respect to the specified shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Alan S. McKim	4,250,762	(2)	31.7%
John P. DeVillars	5,000		*
John F. Kaslow	18,300	(3)	*
Daniel J. McCarthy	17,200	(4)	*
John T. Preston	19,000		*
Thomas J. Shields	17,250		*
Lorne R. Waxlax	82,200	(5)	*
Gene A. Cookson	31,643		*
William J. Geary	19,169		*
Roger A. Koenecke	47,862		*
David M. Parry	16,935		*
All current directors and executive officers as a group (21 persons)	4,740,901		34.7%

*	Less than 1%
(1)	Beneficial ownership has been determined in accordance with Securities and Exchange Commission regulations and includes in the numerator and denominator used for the calculation of certain of the percents of total outstanding, as appropriate, the following number of shares of the Company’s Common Stock which may be acquired under stock options which are exercisable within 60 days of April 7, 2003: Mr. DeVillars (4,000 shares), Mr. Kaslow (17,000 shares), Mr. McCarthy (7,000 shares), Mr. Preston (16,000 shares), Mr. Shields (16,750 shares), Mr. Waxlax (16,000 shares), Mr. Cookson (20,000 shares), Mr. Geary (13,700 shares), Mr. Koenecke (40,000 shares), Mr. Parry (16,935 shares), and all current directors and executive officers as a group (269,729 shares).
(2)	Includes 200,000 shares subject to a three-year variable forward prepaid agreement dated December 31, 2002 between Mr. McKim and CSFB Cayman International, LDC as to which Mr. McKim retains sole voting power during the period of the agreement.
(3)	Includes 1,000 shares held in a living trust for Mr. Kaslow’s benefit and 300 shares held in a living trust for the benefit of his wife as to which Mr. Kaslow shares voting and investment power.
(4)	Includes 200 shares owned by Mr. McCarthy’s son as to which Mr. McCarthy shares voting and investment power.
(5)	Includes 63,200 shares held in a living trust for Mr. Waxlax’s benefit and 3,000 shares owned by Mr. Waxlax’s son as to which Mr. Waxlax shares voting and investment power.

To the Company’s knowledge, as of April 7, 2003, no person or entity “beneficially owned” (as that term is defined by the Securities and Exchange Commission) 5% or more of the total of 13,403,650 shares of Common Stock or 112,000 shares of Series B Preferred Stock then outstanding, except as shown in the following table. Except as otherwise indicated below, the Company understands that the named person or entity has sole voting and investment power with respect to the specified shares. The holders of the Company’s Common Stock and Series B Preferred Stock vote as a single class with respect to the election of directors and most other matters. In addition to the shares of Common Stock and Series B Preferred Stock outstanding on April 7, 2003, there were then outstanding 25,000 shares of Series C Preferred Stock. However, under the rules of NASDAQ, the Series C Preferred Stock will not be voting at the Annual Meeting on the election of two Class II directors (which is the sole matter proposed to be considered at the meeting) and therefore the following table does not describe beneficial ownership of such shares.

Name and Address	Number of Shares		Percent and Class of Stock
Alan S. McKim Clean Harbors, Inc. 1501 Washington St. Braintree, MA 02184	4,250,762	(1)(2)	31.7% Common Stock

John Hancock Life Insurance Company 200 Clarendon Street Boston, MA 02117	954,207	(3)	7.1% Common Stock

Caxton Associates Princeton Plaza, Building 2 731 Alexander Road Princeton, NJ 08540	787,560	(4)	5.9% Common Stock

Grandview Capital Management, LLC 820 Manhattan Avenue Suite 200 Manhattan Beach, CA 90266	52,876		47.2% Series B Preferred Stock

Mellon Guarantee Trust Company, as Investment Advisor and Agent for the Alfred P. Sloan Foundation Church Street Station New York, NY 10008	42,000		37.5% Series B Preferred Stock

Bankers Trust Company P.O. Box 704 Bowling Green Station New York, NY 100084	15,000		13.4% Series B Preferred Stock

(1)	Includes 200,000 shares subject to a three-year variable forward prepaid agreement dated December 31, 2002 between Mr. McKim and CSFB Cayman International, LDC as to which Mr. McKim retains sole voting power during the period of the agreement.
(2)	Under a voting agreement dated as of September 6, 2002, Alan S. McKim (who owns 4,250,762 shares of Common Stock), the Trustees of the Alan S. McKim Children’s Trust (which owns 45,000 shares of Common Stock), and Stephen H. Moynihan (a senior vice president of the Company who owns 100,500 shares of Common Stock) have agreed that certain employees of the Investors which own the 25,000 outstanding shares of Series C Preferred Stock may vote their shares of Common Stock at meetings of the Company’s stockholders solely with respect to matters affecting the Series C Preferred Stock and not with respect to the election of directors or any other general corporate matters. Such Voting Agreement will expire upon the conversion or redemption of the 25,000 outstanding shares of Series C Preferred Stock.
(3)	Includes shares held by John Hancock Life Insurance Company (“John Hancock”), its subsidiaries and funds for which John Hancock serves as investment manager.
(4)	Based upon the Schedule 13G dated February 14, 2003, filed with the Company, Caxton Associates is deemed to have beneficial ownership of 787,560 shares, all of which are held by investment entities for which Caxton Associates serves as a trading advisor or manager. As the chairman of Caxton Associates and the sole shareholder of Caxton Corporation, Mr. Bruce Kovner may also be deemed beneficially to own the shares held by Caxton accounts.

ELECTION OF DIRECTORS

(Item 1 on Proxy Form)

The Board of Directors of the Company is currently composed of seven directors classified into three classes. There are three Class I Directors, and two Class II and Class III Directors. One class of directors is elected each year for a term of three years. The term of the Class II Directors, John T. Preston and Lorne R. Waxlax shall expire at the 2003 Annual Meeting. The Board of Directors has nominated Messrs. Preston and Waxlax to continue to serve as Class II Directors.

Unless otherwise specified therein, shares represented by the enclosed proxy will be voted at the Annual Meeting to elect John T. Preston and Lorne R. Waxlax as Class II directors of the Company for a three-year term, until the 2006 Annual Meeting of Stockholders and until their respective successors shall be duly elected. In the event that one or more of the nominees is unable to stand for election (which event is not now contemplated), the holders of the enclosed proxy will vote for the election of a nominee or nominees acceptable to the remaining members of the Company’s Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the proposal to elect Messrs. Preston and Waxlax as directors.

Compensation of Directors

According to the Company’s 2000 Stock Incentive Plan approved by stockholders at the 2000 Annual Meeting, each director who is not an employee of the Company receives upon election to the Board a grant of a five-year, non-qualified stock option to purchase that number of shares of the Company’s Common Stock determined by multiplying 2,000 by the number of years or fraction thereof for which the director shall be elected, at the market price of the Common Stock on the date of election, vesting immediately as to the first 2,000 shares of any award and as to an additional 2,000 shares on each anniversary of the date of election. Awards to directors appointed to fill a vacancy on the Board for less than one year are prorated. During 2002, upon the election as directors to serve for a term of three years, Messrs. Kaslow and Shields, the only non-employees elected as a director during such year, received options for 6,000 shares at the market price of $10.75 per share.

The Company’s policy during 2002 was to pay each director who is not an employee an annual retainer fee of $20,000 plus $1,000 for each board meeting attended, $750 for each committee meeting attended and $500 for meetings conducted by telephone conference call. The Company also pays outside directors who are members of committees of the Board $1,000 for membership on a committee and an additional $2,500 for serving as chairman of a committee. Directors are reimbursed for expenses incurred in connection with service on the Board. Total fees paid to outside directors in 2002 were as follows: Mr. DeVillars $38,250, Mr. Kaslow $52,250, Mr. McCarthy $50,750, Mr. Preston $39,750, Mr. Shields $39,750, and Mr. Waxlax $48,500. In February 2003, the Board voted, upon the recommendation of the Corporate Governance Committee, to pay each of the members of the Audit Committee other than the Chairman, a one-time payment of $5,000 and to pay the Chairman $10,000 as compensation for the considerable amount of extra time and effort during 2002 involved in compliance with the provisions of the Sarbanes-Oxley Act and the new rules of NASDAQ.

Board Committees and Meetings

During 2002, the Board of Directors held 12 meetings, seven of which were held by conference call.

The Board of Directors has established an Audit Committee consisting of members of the Board of Directors who are not employed by the Company. During 2002, Messrs. DeVillars, Kaslow, Preston and Shields served on the Audit Committee. The primary functions of the Audit Committee are to recommend the selection of independent public accountants, to review the scope of and approach to audit work, and to meet with and review the activities of the Company’s internal accountants and the independent public accountants. During 2002, there were eight meetings of the Audit Committee, of which four were held by conference call. The Board of Directors has established a Compensation and Stock Option Committee. During 2002, the Compensation and Stock Option Committee consisted of three non-employee directors: Messrs. Kaslow, McCarthy and Waxlax. During 2002, there were six meetings of the Compensation and Stock Option Committee, none of which were held by conference call. The Board of Directors has also established a Corporate Governance Committee consisting of three directors: Messrs. Waxlax, McKim and McCarthy. The Corporate Governance Committee serves as the nominating committee of the Board. This committee met three times in 2002.

During 2002, all directors attended at least 75 percent of the meetings of the Board and the committees of which they were members.

Compensation Committee Report

The Compensation and Stock Option Committee of the Board of Directors (the “Committee”), consists of three outside directors whose responsibilities include the recommendation to the full Board of Directors of a compensation package for the Chief Executive Officer; review and approval of other senior executive officer compensation; review and approval of corporate management compensation policies; and management of the Company’s stock option and equity incentive plans.

Executive Compensation

The fundamental philosophy of the Committee regarding executive compensation is to offer competitive compensation opportunities and to align individual compensation with the goals, values and priorities of the Company. Compensation for executive officers currently consists of three basic elements: base compensation and benefits, salary “at-risk”, and awards of long-term equity incentives through non-qualified stock options. In addition, in 1998 the Company instituted an Executive Retention Plan in order to help retain certain key employees.

Base compensation and benefits for 2002 were determined based upon a current analysis and previous studies of comparable industry groups. Bonuses for the Chief Executive Officer and the Chief Operating Officer were to be based on the attainment of specific objectives. For other senior managers, the Committee approved two incentive compensation plans for 2002. The Company’s 2002 Management Incentive Program (“MIP”) covered 68 management positions. Under the MIP, an individual could earn a bonus based upon Company-wide success in meeting management’s goals, based upon thresholds of achievements of earnings before interest, taxes, depreciation and amortization (“EBITDA”), and certain individuals were eligible to receive an additional bonus based on achieving specific personal goals and objectives. Bonuses were paid under the MIP for the first half of the year based upon EBITDA achieved by the Company. As a result of the Company’s acquisition in September 2002 of the assets of the Chemical Services Division of Safety-Kleen Corp. (the “CSD”), the MIP targets had to be adjusted for the second half of the year. Although the Company failed to achieve its new minimum EBITDA target for the second half of the year, the Compensation Committee believed that the failure to meet the higher minimum target was largely the result of the extraordinary efforts involved in the acquisition process and authorized payment of certain second-half bonuses. Payments under the MIP and the second-half bonuses for 2002 totaled $639,000, and payments to individual participants ranged from $242 to $25,000.

The final element of compensation for executives is long-term equity incentives through grants of non-qualified stock option awards. Awards are designed to align the interests of executives with those of stockholders of the Company and to encourage long-term retention of executives through periodic vesting. Awards were made during 2002 at current market prices, and most options vest as to 20% at the end of each successive year of service. During 2002, options were awarded to 13 employees of the Company and to one advisor to the Company. Individual awards ranged from 1,800 to 30,000 shares based upon the individual’s position and ability to positively impact Company results, adjusted according to his or her performance rating. The Chief Executive Officer, Alan S. McKim, did not receive any options during 2002, nor during any previous year.

In 1998, the Company instituted an Executive Retention Plan (the “Retention Plan”), which currently covers 15 members of senior management. The Retention Plan provides for severance payments for terminations other than for “cause” in exchange for one-year non-competition agreements. For terminations other than for cause and not related to a change in control, the Retention Plan calls for the payment of up to one year of base salary at the rate in effect at the time of termination of employment, payable periodically in accordance with the Company’s normal executive salary payment polices, plus up to one year of continued medical, dental, life insurance and other benefits, if any, available to the executive at the time of his or her termination of employment.

Under the Retention Plan, in the event of a Change in Control (as defined in the Plan), the executive will receive severance benefits equal to one year’s base salary and benefits if his or her employment with the Company is terminated for any reason within 30 days after a Change in Control. Also, an executive shall be entitled to receive the same severance benefits if the executive does not receive a position equal to the position that the executive held prior to the Change in Control or if the primary work location is not within 30 miles of such location prior to the Change in Control. If the executive accepts a position with the successor corporation after the Change in Control, and, within two years of the Change in Control, the executive’s position changes so as not to be equal to his or her position prior to the Change in Control, then the executive shall be entitled to the same severance benefits. Under the Retention Plan, one year’s base salary is payable within 30 days after termination of employment relating to a Change in Control.

Chief Executive Officer Compensation

During 2002, base compensation of the Chief Executive Officer, Alan S. McKim, was $450,000. Mr. McKim’s incentive compensation for 2002 was to be based upon the Company’s achievement of a base line EBITDA goal, improvement of health and safety, reduction of debt, completion of a management information system project, improvement of the collection of receivables, and completion of the CSD acquisition on terms in the best interests of the Company. Although most of these goals were either met or exceeded, Mr. McKim recommended to the Committee that it not award a bonus to him for 2002 because of the low payments to management under the MIP and the Committee therefore did not award any such bonus to Mr. McKim for 2002.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation paid to certain executive officers, to the extent that annual compensation paid to any officer exceeds $1 million. Compensation paid to the Company’s executive officers during the 2002 fiscal year did not exceed the $1 million individual limit. Should the individual compensation of any executive officer approach the $1 million level, the Compensation Committee would attempt to minimize the impact of Code Section 162(m) on the Company.

Members of the Committee

Daniel J. McCarthy, Chairman

John F. Kaslow

Lorne R. Waxlax

Compensation of Executive Officers

The following table sets forth compensation information for the Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries that were serving as executive officers at the end of 2002.

Summary Compensation Table

	Annual Compensation					Long-Term Compensation (1)
						Awards	Payouts
Name and Principal Position	Year	Salary	Bonus		Other	Securities Underlying Options Granted (shares)		All Other Compensation(2)
Alan S. McKim Chairman of the Board, President and Chief Executive Officer	2002 2001 2000	$450,000 300,000 300,000	$	— 400,000 —	$360 360 360	— — —	— — —	$	— — —

Gene A. Cookson President, Site Services*	2002 2001 2000	$240,625 225,000 197,583	$	— 325,000 156,392	$360 240 240	— 100,000 30,000	— — —	$	— — —

William J. Geary Executive Vice President and General Counsel*	2002 2001 2000	$150,000 150,000 150,000		$72,266 120,800 57,195	$7,415 7,752 7,752	— — —	— — —	$	— — 51,370

Roger A. Koenecke Senior Vice President and Chief Financial Officer	2002 2001 2000	$155,000 145,833 135,000		$32,508 82,660 51,475	$552 552 552	— — —	— — —	$	— — —

David M. Parry Senior Vice President, Technical Services *	2002 2001 2000	$147,436 135,000 123,125		$25,118 88,720 78,151	$4,066 216 4,822	— 15,000 20,000	— — —	$	— — —

*	Clean Harbors Environmental Services, Inc.
(1)	No restricted stock or stock appreciation rights were awarded during 2002, or held at the end of 2002. The Company does not have a long-term incentive plan, and there were no long-term incentive plan payouts during 2002.
(2)	Consists of the forgiveness of a loan for Mr. Geary.

Stock Option/SAR Grants

During 2002, there were no stock options or stock appreciation rights (“SARs”) granted to individuals named in the Summary Compensation Table. Under the terms of the Company’s Stock Option and Equity Incentive Plans, the Compensation and Stock Option Committee retains discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options. During 2002, no stock options were repriced.

Option Exercises and Year-End Option Values

The following table shows for the individuals named in the Summary Compensation Table the aggregate number of any options exercised, the value realized (market value of underlying shares on exercise minus the exercise price), the number of unexercised options held by each individual at year-end, and the value of unexercised in-the-money options at year-end. The high and low sales prices of the Company’s Common Stock in 2002 were $17.82 and $3.02. The last sale price at year-end was $15.56. No stock appreciation rights were exercised during 2002 or held by such individuals at year-end.

Option Exercises in 2002

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Year-End		Value of Unexercised In-the-Money Options at Year-End
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Alan S. McKim	—	$—	—	—	$—	$—
Gene A. Cookson	33,300	485,265	48,700	118,000	629,172	1,494,760
William J. Geary	18,900	234,233	20,000	1,100	262,760	15,122
Roger A. Koenecke	—	—	32,000	8,000	451,840	112,960
David M. Parry	11,490	135,813	22,000	27,935	298,103	374,166

Termination of Employment and Change of Control Agreements

The Company provides “change of control” protection under stock option agreements awarded to executive officers. Some of those agreements provide that options will automatically fully vest upon a change of control, while others provide that if an employee is involuntarily terminated or experiences a change of position and a reduction in salary or relocation within twelve months of a change of control, the employee’s options become fully vested.

As discussed more fully in the Compensation Committee Report, the Company has an Executive Retention Plan (“Retention Plan”) that covers 15 members of executive and senior management. The Retention Plan provides for severance payments equal to one year’s base salary for terminations that are due to a “Change in Control” of the Company as that term is defined in the Retention Plan. In addition to severance, the Retention Plan provides for up to one year of continued employee benefits, if any, available to the executive at the time of his or her termination of employment.

Independent Auditors Fees

In addition to retaining PricewaterhouseCoopers LLP (“PwC”) to audit the consolidated financial statements, the Company and its subsidiaries retained PwC to provide tax and certain other services for 2002 and 2001. The aggregate fees and expenses billed by PwC for 2002 and 2001 for these services were:

	For the Year
	2002	2001
Audit Fees	$1,550,000	$315,000
Audit-Related Fees	21,000	—
Tax Fees	810,000	152,000
All Other Fees	—	—

	$2,381,000	$467,000

Audit Fees ($1,550,000 for 2002 and $315,000 for 2001) include fees and expenses for services rendered in connection with the audits of the Company’s consolidated annual financial statements, reviews of quarterly financial statements included in the Company’s Form 10-Q reports, and services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or review of the financial statements, and the preparation of an annual “management letter” on internal control matters.

Audit-Related Fees ($21,000 for 2002 and $0 for 2001) include fees and expenses for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above under “Audit Fees”. The services for the fees disclosed under this category normally would include benefit plan audits, other accounting consulting, and vendor and customer compliance audits. For 2002, Audit-Related Fees include consultation with PwC regarding a request for a “no-action” letter from the SEC.

Tax Fees ($810,000 for 2002 and $152,000 for 2001) include fees and expenses for tax compliance, tax planning, and tax advice (including tax return preparation), refund claims, assistance with tax audits and appeals, and advice related to acquisitions. Tax Fees for 2002 include review of net operating loss carrybacks applied for in 2002, assistance with an appeal to the taxing authorities, tax planning related to the acquisition of the CSD, and review of the Company’s tax returns. Tax Fees for 2001 include $131,000 for tax services related largely to resolving a $3,000,000 assessment for state income taxes for one of the states in which the Company operates and for general tax services, and $21,000 for tax compliance services for the tax year 2001 returns, which were filed in 2002.

All Other Fees ($0 for each of 2002 and 2001) include fees and expenses for services which do not fall within the categories described above.

The Audit Committee of the Board of Directors will follow procedures designed to ensure that all audit and permitted non-audit services provided after January 1, 2003 by PwC are pre-approved by the Audit Committee. The Audit Committee has discussed these matters with PwC and the Company’s management and will monitor the Company’s compliance with any new restrictions put in place to continue to ensure that the services provided by PwC are consistent with the maintenance of that firm’s independence in the conduct of its auditing functions.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Committee”) is comprised of the four directors named below. Each member of the Committee is an independent director (as independence is defined in NASDAQ listing standards). The Committee has adopted a written charter, which has been approved by the Board of Directors. A copy of the charter, as revised by the Board of Directors on February 21, 2003, is attached as Appendix A to this Proxy Statement. The Committee has reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements, and with the Company’s auditors, PricewaterhouseCoopers LLP (“PwC”). The Company’s independent auditor for 2002, PwC, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles. The Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 “Communication With Audit Committees.” PwC has provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and the Committee discussed with PwC that firm’s independence. The Committee also considered whether PwC’s provision of non-audit services, which consisted primarily of tax services and services with respect to the acquisition of the CSD, is compatible with PwC’s independence.

Based on the considerations referred to above, the Committee recommended to the Board of Directors that the financial statements audited by PwC be included in the Company’s Annual Report on Form 10-K for 2002 and that PWC be appointed independent auditors for the Company for 2003. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:

John F. Kaslow, Chairman

John T. Preston

Thomas J. Shields

John P. DeVillars

Appointment of Independent Accountants

The Company’s independent public accountants will be selected by the Board of Directors at its meeting following the Annual Meeting of Stockholders. The Board of Directors anticipates that it will select

PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants for the year ending December 31, 2003. PricewaterhouseCoopers LLP or its predecessor has served as the Company’s independent public accountants since the fiscal year ended February 28, 1990. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they so desire.

Performance Graph

The following graph compares the five-year return from investing $100 on January 1, 1997 in each of Clean Harbors, Inc. Common Stock, the NASDAQ Market Index of companies, and an index of environmental services companies, compiled by Media General Financial Services, Inc. The environmental services group used by Media General Financial Services, Inc. includes all companies whose listed line-of-business is SIC Code 4953 (refuse systems), and assumes reinvestment of dividends on the ex-dividend date. An index compares relative performance since a particular starting date. In this instance, the starting date is December 31, 1996, when the Company’s Common Stock closed at $2.25 per share.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 5% of a registered class of the Company’s equity securities, to file reports of ownership and changes of ownership with the Securities and Exchange Commission. Copies of those reports are to be furnished to the Company. Based solely on its review of copies of the reports received by it, or written representations from certain reporting persons, the Company believes that during 2002 such filing requirements were satisfied on a timely basis, except that John P. DeVillars, Eric W. Gerstenberg, Joseph McNally and David M. Parry were each late in filing one report on Form 4 reflecting a change of ownership of their respective shares.

STOCKHOLDER PROPOSALS

Proposals, which qualified stockholders intend to present at the 2004 Annual Meeting, must be received by the Company for inclusion in the Company’s proxy statement and form of proxy relating to that meeting no later than January 15, 2004.

Shareholders of record who do not submit proposals for inclusion in the Proxy Statement but who intend to submit a proposal at the 2004 Annual Meeting, and shareholders of record who intend to submit nominations for directors at the meeting, must provide written notice. Such notice should be addressed to the Clerk and received at the Company’s principal executive offices not later than January 15, 2004. The written notice must satisfy certain requirements specified in the Company’s By-Laws. A copy of the By-Laws will be sent to any shareholder upon written request to the Clerk.

OTHER MATTERS

THE COMPANY FILES AN ANNUAL REPORT WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WHICH INCLUDES ADDITIONAL INFORMATION ABOUT THE COMPANY. A COPY OF THE FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, MAY BE OBTAINED WITHOUT CHARGE, AND COPIES OF THE EXHIBITS WHICH ARE LISTED THEREIN WILL BE FURNISHED UPON PAYMENT OF THE COMPANY’S COSTS OF REPRODUCTION AND MAILING OF SUCH EXHIBITS. ALL SUCH REQUESTS SHOULD BE DIRECTED TO STEPHEN H. MOYNIHAN, SENIOR VICE PRESIDENT PLANNING AND DEVELOPMENT, CLEAN HARBORS ENVIRONMENTAL SERVICES, INC., 1501 WASHINGTON STREET, BRAINTREE, MASSACHUSETTS 02184-7535, TELEPHONE (781) 849-1800, EXT. 4454.

Except for the matters set forth above, management knows of no other matter, which is to be brought before the meeting, but if any other matter shall properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matter.

By Order of the Board of Directors,

C. Michael Malm, Clerk

April 15, 2003

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Appendix A

Charter of the Audit Committee of the Board of Directors

Introduction

The Clean Harbors Audit Committee is appointed by and is responsible to the Company’s Board of Directors. The Committee’s principal role is to assist the Board in its oversight of the Company’s financial reporting and associated processes. The Audit Committee shall have the authority, to the extent it deems necessary, to retain independent legal, accounting or other advisors. The Audit Committee conducts its business in accordance with a Charter approved by the Board and the Audit Committee has the delegated authority of the Board in conducting its authorized business. This Charter is intended to comply with applicable NASDAQ listing standards and SEC rules and regulations as in effect from time to time and shall be interpreted so as to give effect to this intention. The Charter will be reviewed annually and revised as necessary to reflect the evolution of the Company’s business and relevant developments in the business and regulatory worlds.

Audit Committee Organization

Membership

•	The Audit Committee shall be comprised solely of independent members of the Board of Directors each of whom is financially literate as such qualification is interpreted by the Board of Directors in its business judgment. At least one member of the Committee shall be a financial expert as determined by the Board of Directors in accordance with applicable NASDAQ listing standards and the rules and regulations of the SEC.

•	The Committee shall consist of at least three outside Directors nominated by the Board’s Governance Committee and elected by the Board of Directors.

•	The term of the Committee membership is indeterminate but membership of any Director on the Committee shall be reviewed at least every three years by the Governance Committee.

Committee Member Independence

•	Audit Committee members should have no personal or business relationships that would compromise their independence or the effectiveness of the Committee. The criteria included in the applicable NASDAQ listing standards and the rules and regulations of the SEC will constitute the relevant independence guidelines.

Audit Committee Responsibilities

The Audit Committee provides an oversight role with respect to the Company’s financial reporting, internal controls, compliance with SEC regulatory matters and general adherence to ethical business standards.

The Committee does not perform nor guarantee any functions performed by the independent auditor or the Company’s financial and accounting organizations. Its oversight is conducted principally through pursuit of the following activities.

Financial Reporting

The Audit Committee shall:

•	Review the Company’s annual financial statements before release. The review shall include discussing with Company financial management and the independent auditor any significant issues associated with accounting principles, adjustments, estimates and judgments. Based on its review, the Audit Committee shall make a recommendation to the Board of Directors concerning the inclusion of the Company’s annual financial statements on Form 10-K.

•	Review, or delegate review to the Committee Chairman, of the quarterly financial statements before their release. The review shall include discussion with Company financial management and the independent auditor of any significant issues.

•	Review significant accounting or financial statement issues involving companies in related industries for their relevance to Audit Committee interests and responsibilities.

•	Review significant accounting issues, including accounting professional group and regulatory pronouncements and their potential impact on financial statements.

Internal Controls

The Audit Committee shall:

•	Review, periodically, with Company financial management and the independent auditor, the integrity of the Company’s financial and operating controls.

•	Review the auditor’s recommendations and management’s response relative to internal controls.

•	Review, periodically, management’s process for informing employees of the ongoing importance of maintaining internal controls and for complying with accounting standards.

•	Review, periodically, management’s computer system controls and security arrangements.

Independent Auditor Relationship

•	The Audit Committee shall ensure receipt from the independent auditor of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard 1. The Audit Committee shall also engage in a dialogue with the auditor with respect to any disclosed relationships or services which may impact the objectivity and independence of the auditor and shall take, or recommend that the Board of Directors take, appropriate action to ensure the independence of the auditor.

•	The independent auditor is ultimately accountable to the Board of Directors and the Audit Committee. The Audit Committee shall evaluate the auditor’s performance and recommend selection and, if appropriate, replacement of the auditor to the Board for its action.

•	The Audit Committee shall review with the independent auditor the plan, scope and fees for the annual audit and the review of quarterly financial reports.

•	The Audit Committee shall review the results of the annual audit, the independent auditor’s recommendations and management’s response.

•	The Audit Committee shall pre approve all auditing services commitments and permitted non-audit services commitments to be performed for the Company by the independent auditor.

•	The Audit Committee shall meet in executive session with the independent auditor at least annually.

•	The Audit Committee shall discuss at least annually, with the independent auditor, the auditor’s judgment with respect to the quality of the Company’s accounting principles as applied in its financial reporting.

Compliance

The Audit Committee shall:

•	Review the internal management process that ensures that standards of ethical conduct are communicated to the organization and shall review with management serious violations and corrective actions taken.

•	Establish a procedure for receiving and investigating employee complaints concerning inappropriate accounting related practices.

•	Review with corporate counsel legal matters, which could have a material impact on the Company’s financial results.

Other Responsibilities

The Audit Committee shall:

•	Discuss with Company management and the independent auditor, as necessary, accounting issues associated with new business ventures.

•	Review, periodically, with management and the independent auditor, significant corporate risks and steps taken by management to minimize or mitigate such risks.

•	Conduct an annual self-evaluation of the Committee.

•	Undertake special initiatives on behalf of the Board of Directors or the Audit Committee and report, periodically, on Committee activities to the Board of Directors.

•	Approve the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

ANNUAL MEETING OF STOCKHOLDERS OF

CLEAN HARBORS, INC.

May 15, 2003

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê    Please detach and mail in the envelope provided.    ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE, PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.  Toelect the nominees listed below as Class II directors of the Company for a three-year term, until the 2006 Annual Meeting of Stockholders and until their respective successors shall be duly elected:

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: ☐ John T. Preston ☐ Lorne R. Waxlax
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder                                                               Date:                            Signature of Stockholder                                                               Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLEAN HARBORS, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan S. McKim, Stephen H. Moynihan and C. Michael Malm, and each of them acting solely, with full power of substitution, as the true and lawful attorney-in-fact and proxy for the undersigned to vote all shares of Common Stock of Clean Harbors, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Thursday, May 15, 2003, at Le Meridien Hotel, 250 Franklin Street, Boston, Massachusetts, or any adjournment thereof, hereby revoking any proxies heretofore given. Each such proxy is hereby directed to vote upon the matters set forth on the reverse side hereof and, in his own discretion, upon such other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)